Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kevin Russell

Aware, Inc.
781-276-4000

Aware, Inc. Reports Fourth Quarter and 2017

Financial Results

BEDFORD, MASS. – February 22, 2018 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its quarter and year ended December 31, 2017.

Revenue for the fourth quarter of 2017 was $3.3 million compared to $3.9 million in the same quarter last year. Operating loss in the fourth quarter of 2017 was $0.5 million compared to operating income of $0.6 million in the fourth quarter of 2016. Net loss in the fourth quarter of 2017 was $0.6 million, or $0.03 per diluted share, which compares to net income of $0.5 million, or $0.02 per diluted share, in the same period a year ago.

The decrease in revenue and operating income in the current three month period compared to the corresponding period last year was primarily due to: i) lower imaging software license sales, ii) lower services sales, and iii) lower patent related income from an unaffiliated third party this quarter.

Revenue for the year ended December 31, 2017 was $16.3 million compared to $21.6 million in 2016. Operating income for 2017 was $1.8 million compared to $5.9 million in 2016. The decrease in revenue and operating income in 2017 compared to 2016 was primarily due to: i) lower biometrics license sales to the United States Marine Corps (“USMC”) and the United States Navy (“Navy”), ii) lower imaging product license sales related to a $4.5 million license sale in 2015 that we recognized over the period October 2015 to October 2016 that was only partially offset by a large software license agreement with a medical imaging customer in 2017, iii) lower software maintenance revenue, iv) lower service revenue, v) no hardware sales, vi) lower DSL royalties; and vii) higher operating expenses. This was partially offset by: i) higher patent related income from an unaffiliated third party, ii) lower cost of software licenses; and iii) lower cost of hardware.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Fourth Quarter and 2017 Financial Results	Page 2

Net income for the year ended December 31, 2017 was $1.3 million, or $0.06 per diluted share, which compared to net income of $4.1 million, or $0.18 per diluted share in 2016. As a result of the enactment of the Tax Cuts and Jobs Act signed into law on December 22, 2017, net income in 2017 was $0.4 million lower due to higher income tax expense caused by the effect of the federal tax rate change on our deferred tax assets.

Kevin Russell, Aware’s chief executive officer and president, said “2017 was a year of investment in new products and technology areas in order to further enhance our position as a leading global supplier of biometrics software and solutions. In 2017, we introduced Indigo|Onboard™, a cloud-based biometric identity solution for better onboarding and Knomi™, a mobile biometric authentication framework offering face, voice and keystroke dynamics. We also added solutions for new biometric modalities in voice and behavioral (keystroke) biometrics to our existing fingerprint, face and iris offerings. While our revenue results for the year were lower than we hoped for, we continue to be encouraged by the interest in and the worldwide opportunities for our biometric solutions in the government, commercial and mobile markets in the future.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, iris and voice capture, sample quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products apply biometrics to enable identity-centric security solutions for applications including banking and payments, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Aware, Inc. Reports Fourth Quarter and 2017 Financial Results	Page 3

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2016 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark and Indigo|Onboard and Knomi are trademarks of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Fourth Quarter and 2017 Financial Results	Page 4

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Software licenses	$1,607	$1,836	$9,939	$14,093
Software maintenance	1,301	1,377	4,923	5,126
Services	335	687	1,259	1,749
Hardware	-	-	-	317
Royalties	43	29	161	281
Total revenue	3,286	3,929	16,282	21,566

Costs and expenses:
Cost of software licenses	-	-	274	1,101
Cost of services	102	249	601	766
Cost of hardware	-	-	-	234
Research and development	1,885	1,734	7,769	6,938
Selling and marketing	1,002	1,042	4,021	4,142
General and administrative	934	834	3,389	3,286
Total costs and expenses	3,923	3,859	16,054	16,467

Patent related income	159	571	1,582	809

Operating income (loss)	(478)	641	1,810	5,908
Other income	-	-	36	-
Interest income	120	65	401	280
Income (loss) before provision for income taxes	(358)	706	2,247	6,188
Provision for income taxes	222	246	965	2,085
Net income (loss)	($580)	$460	$1,282	$4,103

Net income (loss) per share – basic	($0.03)	$0.02	$0.06	$0.18
Net income (loss) per share – diluted	($0.03)	$0.02	$0.06	$0.18

Weighted-average shares – basic	21,559	22,515	21,814	22,829
Weighted-average shares - diluted	21,636	22,611	21,877	22,898

Aware, Inc. Reports Fourth Quarter and 2017 Financial Results	Page 5

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Cash and investments	$51,608	$52,864
Accounts receivable, net	2,401	3,016
Property and equipment, net	4,304	4,634
Deferred tax assets	5,402	1,078
All other assets, net	221	392

Total assets	$63,936	$61,984

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,352	$1,210
Deferred revenue	2,932	2,933
Total stockholders’ equity	59,652	57,841

Total liabilities and stockholders’ equity	$63,936	$61,984

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com